UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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EMERSON ELECTRIC CO.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On or about January 7, 2011, Emerson Electric Co. sent the following letter to certain institutional holders of its common stock.

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[Emerson Electric Co. letterhead]

January 7, 2011

Re:   Proxy Vote

Dear Emerson Stockholder:

On February 1, 2011 Emerson Electric Co. will hold its 2011 Stockholders Meeting. I am writing to ask you to take a few minutes and vote with Emerson’s management on the items that will come before you at this meeting.

We are extremely proud of returns Emerson has provided its stockholders. Even with a tough economic environment, in fiscal 2010 the Company reported net earnings per share up 25 percent compared to 2009, on modestly higher sales, and $3.3 billion of operating cash flow that essentially matched record levels. We also increased our annual dividend for the 54th consecutive year.

Emerson’s success depends on the dedication, professionalism and extremely hard work of Emerson’s Board, Chief Executive Officer, management team, engineers and employees world-wide. It also results from highly-refined planning and management processes that Emerson has developed over many years – processes that we feel must be protected if Emerson is to remain one of the nation’s most successful global corporations.

In this letter we are specifically asking you to vote FOR our Director nominees. These nominees have demonstrated the commitment and knowledge necessary to support the Company as it strives to maintain a high level of financial returns, operational excellence, and stockholder returns, despite serious economic challenges.

We are also asking that you vote on other matters as follows:

➢      FOR approval of the Emerson Electric Co. 2011 Stock Option Plan.  We ask you to approve the 2011 Stock Option Plan because it is an important tool for the Company to attract and keep very talented employees. It is a conservatively designed plan and covers the same number of shares as the current 2001 Stock Option Plan.

➢      FOR the Company’s executive compensation (“say-on-pay”). We ask you to approve our executive compensation because it supports long-term and consistent stockholder value creation by incentivizing strong executive performance.

➢      FOR a triennial advisory vote on executive compensation.  We ask you to vote for a  three-year frequency for future say-on-pay votes, because this frequency will match our three-year award cycles for stock options and performance shares. These are key components of compensation for senior executives.

➢      AGAINST the stockholder proposal requesting that the Company issue  “sustainability reports.” Emerson’s extensive sustainability efforts are already described on our website: www.emerson.com. We believe spending a large amount of money on producing these additional reports is not a good use of Company resources. We make better use of our resources by (1) providing products and services so customers can improve energy efficiency, (2) operating facilities in ways that protect the environment and reduce energy consumption, (3) maintaining healthy and safe work environments, and (4) making contributions to the communities in which we operate. We do not believe that generating more paper will promote any of these goals.

Our Proxy Statement explains our positions in greater detail, but we wanted to reach out to let you know where we stand. We sincerely appreciate your time, consideration and support, and wish you all the best in the New Year. If you have any questions, please do not hesitate to call me directly at 314-553-2830.

Sincerely yours,

/s/ Frank L. Steeves

Frank L. Steeves

General Counsel & Secretary